Exhibit 4.1
EXECUTION VERSION
REGISTRATION RIGHTS AGREEMENT
by and among
CROSSTEX ENERGY, L.P.
and
THE PURCHASER PARTY HERETO

i

REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of January 19, 2010 by and between CROSSTEX ENERGY, L.P., a Delaware limited partnership (“Crosstex”), and the party set forth on Schedule A hereto (the “Purchaser”).
WHEREAS, this Agreement is made in connection with the Closing of the issuance and sale of the Purchased Units pursuant to the Series A Convertible Preferred Unit Purchase Agreement, dated as of January 6, 2010, by and between Crosstex and the Purchaser (the “Purchase Agreement”);
WHEREAS, Crosstex has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchaser pursuant to the Purchase Agreement; and
WHEREAS, it is a condition to the obligations of the Purchaser and Crosstex under the Purchase Agreement that this Agreement be executed and delivered;
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions. The terms set forth below are used herein as so defined:
“Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by law or other governmental action to close.
“Closing” shall have the meaning set forth in the Purchase Agreement.
“Closing Date” shall have the meaning set forth in the Purchase Agreement.
“Commission” means the United States Securities and Exchange Commission.
“Common Units” shall have the meaning set forth in the Purchase Agreement.
“Crosstex” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Effective Date” means the date of effectiveness of the Shelf Registration Statement.
“Effectiveness Period” has the meaning specified therefor in Section 2.1(a) of this Agreement.
“Eighth Anniversary Date” has the meaning specified therefor in Section 2.1(a) of this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“Filing Date” has the meaning specified therefore in Section 2.1(a) of this Agreement.
“General Partner” shall have the meaning set forth in the Purchase Agreement.
“Holder” means the record holder of any Registrable Securities.
“Included Registrable Securities” has the meaning specified therefor in Section 2.2(a) of this Agreement.
“Law” shall have the meaning set forth in the Purchase Agreement.
“Liquidated Damages” has the meaning specified therefor in Section 2.1(b).
“Losses” has the meaning specified therefor in Section 2.8(a) of this Agreement.
“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.
“NASDAQ” means the NASDAQ Global Select Market.
“Non-Disclosure Agreements” shall have the meaning set forth in the Purchase Agreement.
“Other Holder” has the meaning specified in Section 2.2(b).
“Other Registrable Securities” means Registrable Securities as defined in that certain Registration Rights Agreement, dated as of March 23, 2007, among Crosstex and the purchasers named therein.
“Partnership Agreement” shall have the meaning set forth in the Purchase Agreement.
“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Piggyback Registration” has the meaning specified therefor in Section 2.2(a) of this Agreement.
“Purchase Agreement” has the meaning specified therefor in the Recitals of this Agreement.
“Purchase Price” shall have the meaning set forth in the Purchase Agreement.
“Purchased Units” shall have the meaning set forth in the Purchase Agreement.
“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.
“Registration” means any registration pursuant to this Agreement, including pursuant to the Shelf Registration Statement or a Piggyback Registration.
“Registrable Securities” means the Common Units to be issued upon conversion of the Purchased Units, all of which are subject to the rights provided herein until such rights terminate pursuant to the provisions of this Agreement.
“Registration Expenses” has the meaning specified therefor in Section 2.7(a) of this Agreement.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“Selling Expenses” has the meaning specified therefor in Section 2.7(a) of this Agreement.
“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.
“Selling Holder Underwriter Registration Statement” has the meaning specified therefor in Section 2.4(p) of this Agreement.
“Shelf Registration Statement” means a registration statement under the Securities Act to permit the public resale of the Registrable Securities from time to time as permitted by Rule 415 of the Securities Act (or any similar provision then in force under the Securities Act).
“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.
Section 1.2 Registrable Securities. Any Registrable Security will cease to be a Registrable Security at the earliest of the following: (a) when a registration statement covering such Registrable Security has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) when such Registrable Security has been disposed of pursuant to any Section of Rule 144 (or any similar provision then in force) under the Securities Act; (c) when such Registrable Security is held by Crosstex or one of its subsidiaries; (d) when such Registrable Security has been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities; and (e) two years from the Effective Date.
ARTICLE II
REGISTRATION RIGHTS
Section 2.1 Shelf Registration.
(a) Shelf Registration. As soon as practicable following receipt of written notice from the holders of a majority of the Registrable Securities requesting the filing of the Shelf Registration Statement, Crosstex shall use its reasonable best efforts to prepare and file a Shelf Registration Statement under the Securities Act covering the Registrable Securities; provided that the right of such holders to request such filing shall expire on the eighth anniversary of the Closing Date (the “Eighth Anniversary Date”). Crosstex shall use its reasonable best efforts to cause the Shelf Registration Statement to become effective no later than 180 days after the date of filing of such Shelf Registration Statement (the “Filing Date”). A Shelf Registration Statement filed pursuant to this Section 2.l(a) shall be on such appropriate registration form of the Commission as shall be selected by Crosstex; provided, however, that if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from the Shelf Registration Statement and the Managing Underwriter at any time shall notify Crosstex in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, Crosstex shall use its commercially reasonable efforts to include such information in the prospectus. Crosstex will use its commercially reasonable efforts to cause the Shelf Registration Statement filed pursuant to this Section 2.l(a) to be continuously effective under the Securities Act until the earliest of (i) all Registrable Securities covered by the Shelf Registration Statement have been distributed in the manner set forth and as contemplated in the Shelf Registration Statement, (ii) there are no longer any Registrable Securities outstanding and (iii) two years from the Effective Date (the “Effectiveness Period”). The Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Shelf Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the date that the Shelf Registration Statement becomes effective, but in any event within five (5) Business Days of such date, Crosstex shall provide the Holders with written notice of the effectiveness of the Shelf Registration Statement.
(b) Failure to Become Effective. If the Shelf Registration Statement required by Section 2.1(a) does not become or is not declared effective within 180 days after the Filing Date, then the Purchaser shall be entitled to a payment (with respect to each of the Purchaser’s Purchased Units), as liquidated damages and not as a penalty, of 0.25% of the Purchase Price per 30-day period for the first sixty (60) days following the 180th day after the Filing Date, with such payment amount increasing by an additional 0.25% of the Purchase Price per

30-day period for each subsequent 60 days, up to a maximum of 1.00% of the Purchase Price per 30-day period (the “Liquidated Damages”), until such time as the Shelf Registration Statement is declared effective or there are no longer any Registrable Securities outstanding. The Liquidated Damages shall accrue on a daily basis and be paid to the Purchaser in cash within ten (10) Business Days of the end of such 30-day period. Any Liquidated Damages shall be paid to the Purchaser in cash or immediately available funds. For the avoidance of doubt, nothing in this Section 2.1(b) shall relieve Crosstex from its obligations under Section 2.1(a).
(c) Delay Rights. Notwithstanding anything to the contrary contained herein, Crosstex may, upon written notice to any Selling Holder whose Registrable Securities are included in the Shelf Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of the Shelf Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement) if (i) Crosstex is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and Crosstex determines in good faith that Crosstex’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (ii) Crosstex has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of Crosstex, would materially and adversely affect Crosstex; provided, however, that in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to the Shelf Registration Statement for a period that exceeds an aggregate of sixty (60) days in any one hundred-eighty (180) day period or ninety (90) days in any 365 day period. Upon disclosure of such information or the termination of the condition described above, Crosstex shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement.
Section 2.2 Piggyback Registration.
(a) Participation. If at any time Crosstex proposes to file (i) during the Effectiveness Period a prospectus supplement to an effective shelf registration statement, other than the Shelf Registration Statement contemplated by Section 2.1, or (ii) prior to (A) the expiration of the Effectiveness Period or (B) if the Effectiveness Period has not begun by the Eighth Anniversary Date, the Eighth Anniversary Date, a registration statement, other than a shelf registration statement, in either case (i) or (ii), for the sale of Common Units in an Underwritten Offering for its own account and/or the account of another Person, then, as soon as practicable following the engagement of counsel to Crosstex to prepare the documents to be used in connection with an Underwritten Offering, Crosstex shall give notice of such proposed Underwritten Offering to the Holders as soon as practicable but not less than three Business Days following such engagement of counsel by Crosstex, and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing (a “Piggyback Registration”); provided, however, that Crosstex shall not be required to offer such opportunity to Holders if the Holders do not offer a minimum of $5,000,000 of Registrable

Securities and Other Registrable Securities, in the aggregate, (determined by multiplying the number of Registrable Securities and Other Registrable Securities owned by the average of the closing price on NASDAQ for Common Units for the ten (10) trading days preceding the date of such notice). The notice required to be provided in this Section 2.2(a) to Holders shall be provided on a Business Day pursuant to Section 3.1 hereof and confirmation of receipt of such notice shall be requested in the notice. Holder shall then have two (2) Business Days to request inclusion of Registrable Securities in the Underwritten Offering. If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such Piggyback Registration. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, Crosstex shall determine for any reason not to undertake or to delay such Underwritten Offering, Crosstex may, at its election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Underwritten Offering by giving written notice to Crosstex of such withdrawal up to and including the time of pricing of such offering. No Holders shall be entitled to participate in any such Underwritten Offering under this Section 2.2(a) unless such Holder (together with any Affiliates that are Selling Holders) participating therein holds at least fifteen million dollars ($15,000,000) of Registrable Securities and Other Registrable Securities, in the aggregate, (determined by multiplying the number of Registrable Securities and Other Registrable Securities owned by the average of the closing price for Common Units for the ten (10) trading days preceding the date of such notice).
(b) Priority of Piggyback Registration. If the Managing Underwriter or Underwriters of any proposed Underwritten Offering of Common Units included in a Piggyback Registration advises Crosstex that the total amount of Common Units which the Selling Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Common Units that such Managing Underwriter or Underwriters advises Crosstex can be sold without having such adverse effect, with such number to be allocated pro rata among the Selling Holders, the holders of Other Registrable Securities and any other Persons who have been or are granted registration rights on or after the date of this Agreement (together with the holders of Other Registrable Securities, the “Other Holders”) who have requested participation in the Piggyback Registration (based, for each such Selling Holder or Other Holder, on the percentage derived by dividing (A) the number of Common Units proposed to be sold by such Selling Holder or such Other Holder in such offering; by (B) the aggregate number of Common Units proposed to be sold by all Selling Holders and all Other Holders in the Piggyback Registration.

Section 2.3 Underwritten Offering.
(a) S-3 Registration. In the event that a Selling Holder (together with any Affiliates that are Selling Holders) elects to dispose of Registrable Securities under the Shelf Registration Statement pursuant to an Underwritten Offering of at least fifteen million dollars ($15,000,000) of Registrable Securities and Other Registrable Securities, Crosstex shall, at the request of such Selling Holder, enter into an underwriting agreement in customary form with the Managing Underwriter or Underwriters, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.8, and shall take all such other reasonable actions as are requested by the Managing Underwriter in order to expedite or facilitate the disposition of the Registrable Securities.
(b) General Procedures. In connection with any Underwritten Offering (i) under Section 2.2 of this Agreement, Crosstex shall be entitled to select the Managing Underwriter or Underwriters, and (ii) under Section 2.3 of this Agreement, the Selling Holders shall be entitled to select the Managing Underwriter or Underwriters. In connection with an Underwritten Offering contemplated by this Agreement in which a Selling Holder participates, each Selling Holder and Crosstex shall be obligated to enter into an underwriting agreement with the Managing Underwriter or Underwriters which contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of equity securities. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, Crosstex to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with Crosstex or the underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by law. If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to Crosstex and the Managing Underwriter; provided, however, that such withdrawal must be made prior to the pricing of such Underwritten Offering to be effective. No such withdrawal or abandonment shall affect Crosstex’s obligation to pay Registration Expenses. Upon the receipt by Crosstex of a written request from the Holders of at least fifteen million dollars ($15,000,000) of Common Units that are participating in any Underwritten Offering contemplated by this Agreement, Crosstex’s management shall be required to participate in a roadshow or similar marketing effort in connection with any Underwritten Offering.
Section 2.4 Sale Procedures. In connection with its obligations under this Article II, Crosstex will, as expeditiously as possible:
(a) prepare and file with the Commission such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Shelf Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Shelf Registration Statement;
(b) if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from the Shelf Registration Statement and the Managing Underwriter at any time shall notify Crosstex in writing that, in the sole judgment of such Managing Underwriter, the inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, Crosstex shall use its commercially reasonable efforts to include such information in the prospectus supplement;
(c) furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Shelf Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (ii) such number of copies of the Shelf Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Shelf Registration Statement or other registration statement;
(d) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Shelf Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request, provided that Crosstex will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;
(e) promptly notify each Selling Holder and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus included therein or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Shelf Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

(f) immediately notify each Selling Holder and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplemental amendment thereto, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by Crosstex of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, Crosstex agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;
(g) upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;
(h) in the case of an Underwritten Offering, furnish upon request, (i) an opinion of counsel for Crosstex, dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto, preliminary or prospectus supplement, and a letter of like kind dated the date of the closing under the underwriting agreement, and (ii) a “cold comfort” letter, dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified Crosstex’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus included therein and any supplement thereto) and as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in underwritten offerings of securities, such other matters as such underwriters may reasonably request;
(i) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section l1(a) of the Securities Act and Rule 158 promulgated thereunder;

(j) make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and Crosstex personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided that Crosstex need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with Crosstex;
(k) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by Crosstex are then listed;
(l) use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Crosstex to enable the Selling Holders to consummate the disposition of such Registrable Securities;
(m) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;
(n) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities;
(o) if reasonably requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and
(p) (i) cooperate with such Selling Holder if any Selling Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of the Registrable Securities of the Purchaser pursuant to this Agreement, and any amendment or supplement thereof (any such registration statement or amendment or supplement a “Selling Holder Underwriter Registration Statement”), in allowing such Selling Holder to conduct customary “underwriter’s due diligence” with respect to Crosstex and satisfy its obligations in respect thereof, (ii) furnish to such Selling Holder upon such Selling Holder’s request, on the date of the effectiveness of any Selling Holder Underwriter Registration Statement and thereafter from time to time on such dates as such Selling Holder may reasonably request, (A) a “cold comfort” letter, dated such date, from Crosstex’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the Purchaser, (B) an opinion, dated as of such date, of counsel representing Crosstex for purposes of such Selling Holder Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including a standard “10b-5” opinion for such offering, addressed to such Selling Holder and (C) a standard officer’s certificate from the chief executive officer or chief financial officer, or other officers serving such functions, of the General Partner addressed to the Selling Holder; provided, however, that with respect to any placement agent, Crosstex’s obligations with respect to this Section 2.4(p) shall be limited to one time, with an additional bring-down request within 30 days of the date of such documents, and (iii) permit legal counsel to such Selling Holder to review and comment upon any such Selling Holder Underwriter Registration Statement at least five (5) Business Days prior to its filing with the Commission and all amendments and supplements to any such Selling Holder Underwriter Registration Statement within a reasonable number of days prior to their filing with the Commission and not file any Selling Holder Underwriter Registration Statement or amendment or supplement thereto in a form to which the Purchaser’s legal counsel reasonably objects in writing.
Each Selling Holder, upon receipt of notice from Crosstex of the happening of any event of the kind described in subsection (f) of this Section 2.4, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (f) of this Section 2.4 or until it is advised in writing by Crosstex that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by Crosstex, such Selling Holder will, or will request the Managing Underwriter or underwriters, if any, to deliver to Crosstex (at Crosstex’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus and any prospectus supplement covering such Registrable Securities current at the time of receipt of such notice.
Section 2.5 Cooperation by Holders. Crosstex shall have no obligation to include Registrable Securities of a Holder in the Shelf Registration Statement or in an Underwritten Offering under Article II of this Agreement if such Selling Holder has failed to timely furnish such information which, in the opinion of counsel to Crosstex, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.
Section 2.6 Restrictions on Public Sale by Holders of Registrable Securities. For a period of one year following the Effective Date, each Holder of Registrable Securities who is included in the Shelf Registration Statement agrees not to effect any public sale or distribution of the Registrable Securities during the 30 calendar day period beginning on the date of a prospectus supplement filed with the Commission with respect to the pricing of an Underwritten Offering, or other prospectus (including any free writing prospectus) containing the terms of the pricing of such Underwritten Offering, provided that the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the officers or directors or any other unitholder of Crosstex on whom a restriction is imposed and provided further that such Selling Holder (together with any Affiliates that are Selling Holders) owns at least fifteen million dollars ($15,000,000) of Registrable Securities, and Other Registration Securities, in the aggregate (determined by multiplying the number of Registrable Securities and Other Registrable Securities owned by the average of the closing price for Common Units for the ten (10) trading days preceding the date of such filing).

Section 2.7 Expenses.
(a) Certain Definitions. “Registration Expenses” means all expenses incident to Crosstex’s performance under or compliance with this Agreement to effect the registration of Registrable Securities in a Shelf Registration pursuant to Section 2.1, a Piggyback Registration pursuant to Section 2.2, or an Underwritten Offering pursuant to Section 2.3, and the disposition of such securities, including, without limitation, all registration, filing, securities exchange listing and NASDAQ fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, including, transfer taxes and fees of transfer agents and registrars, all word processing, duplicating and printing expenses, the fees and disbursements of counsel and independent public accountants for Crosstex, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. Except as otherwise provided in Section 2.8 hereof, Crosstex shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder. In addition, Crosstex shall not be responsible for any “Selling Expenses,” which means all underwriting fees, discounts and selling commissions and transfer taxes allocable to the sale of the Registrable Securities.
(b) Expenses. Crosstex will pay all reasonable Registration Expenses in connection with a Shelf Registration, a Piggyback Registration or Underwritten Offering, whether or not any sale is made pursuant to such Shelf Registration, Piggyback Registration or Underwritten Offering. Each Selling Holder shall pay all Selling Expenses in connection with any sale of its Registrable Securities hereunder.
Section 2.8 Indemnification.
(a) By Crosstex. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, Crosstex will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, employees, agents and managers, and each underwriter, pursuant to the applicable underwriting agreement with such underwriter, of Registrable Securities thereunder and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act, and its directors, officers, employees, agents and managers, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder or underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any free writing prospectus related thereto, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder, its directors and officers, each such underwriter and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that Crosstex will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in strict conformity with information furnished by such Selling Holder, such underwriter or such controlling Person in writing specifically for use in the Shelf Registration Statement or such other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such director, officer, employee, agent, manager or controlling Person, and shall survive the transfer of such securities by such Selling Holder.
(b) By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless Crosstex, its directors, officers, employees and agents and each Person, if any, who controls Crosstex within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from Crosstex to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Shelf Registration Statement or prospectus supplement relating to the Registrable Securities, or any amendment or supplement thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.
(c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 2.8(c) except to the extent that the indemnifying party is materially prejudiced by such failure. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.8 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, the indemnifying party shall not settle any indemnified claim without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, includes a complete release from liability of, and does not contain any admission of wrong doing by, the indemnified party.
(d) Contribution. If the indemnification provided for in this Section 2.8 is held by a court or government agency of competent jurisdiction to be unavailable to Crosstex or any Selling Holder or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of Crosstex on the one hand and of such Selling Holder on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of Crosstex on the one hand and each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
(e) Other Indemnification. The provisions of this Section 2.8 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.
Section 2.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, Crosstex agrees to use its commercially reasonable efforts to:
(a) Make and keep public information regarding Crosstex available, as those terms are understood and defined in Rule 144 of the Securities Act, at all times from and after the date hereof;
(b) File with the Commission in a timely manner all reports and other documents required of Crosstex under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a copy of the most recent annual or quarterly report of Crosstex, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.
Section 2.10 Transfer or Assignment of Registration Rights. The rights to cause Crosstex to register Registrable Securities granted to the Purchaser by Crosstex under this Article II may be transferred or assigned by the Purchaser to one or more transferee(s) or assignee(s) of such Registrable Securities, who (a) are Affiliates of the Purchaser, or (b) hold, collectively with its or their Affiliates, after giving effect to such transfer or assignment, at least fifteen million dollars ($15,000,000) of Registrable Securities and Other Registrable Securities. Crosstex shall be given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and each such transferee shall assume in writing responsibility for its obligations of the Purchaser under this Agreement.
Section 2.11 Limitation on Subsequent Registration Rights. From and after the date hereof, Crosstex shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any current or future holder of any securities of Crosstex that would allow such current or future holder to require Crosstex to include securities in any registration statement filed by Crosstex on a basis that is superior in any way to the piggyback rights granted to the Purchaser hereunder.
Section 2.12 Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
Section 2.13 Common Unit Notices. The Partnership shall distribute to the holders of Purchased Units copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of Common Units, at such times and by such method as such documents are distributed to such holders of Common Units.
Section 2.14 Remarketing. If any holder of Purchased Units approaches the Partnership with a desire to sell more than 1,500,000 Purchased Units in a private sale pursuant to an exemption from the registration requirements of the Securities Act, or Registrable Securities having equivalent economic value, the Partnership shall cooperate reasonably with such holder to provide information reasonably requested by potential purchasers, to make the Partnership’s management reasonably available by telephone and to confirm that the Partnership has made all requisite filings required by the Exchange Act.
ARTICLE III
MISCELLANEOUS
Section 3.1 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested,

facsimile, air courier guaranteeing overnight delivery or personal delivery to the following addresses:
(a)	If to GSO Crosstex Holdings LLC:

GSO Crosstex Holdings LLC
280 Park Avenue
New York, New York 10017
Attention: James Bennett, Marisa Beeney and Chris Sullivan
Facsimile: (212) 503-2157
Internet electronic mail: james.bennett@gsocap.com, maris.beeney@gsocap.com or chris.sullivan@gsocap.com

with a copy to:

Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 Attention: G. Michael O’Leary Facsimile: (713) 238-7130 Internet electronic mail: moleary@akllp.com

(b)	If to Crosstex:

Crosstex Energy, L.P. 2501 Cedar Springs Dallas, Texas 75201 Attention: General Counsel Facsimile: (214) 721-9383 Internet electronic mail: joe.davis@crosstexenergy.com with a copy to:

Baker Botts L.L.P. 2001 Ross Avenue Dallas, Texas 75201-2980 Attention: Doug Rayburn Facsimile: (214) 661-4634 Internet electronic mail: doug.rayburn@bakerbotts.com or, if to a transferee of the Purchaser, to the transferee at the address provided pursuant to Section 2.10 above. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the facsimile copy, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 3.2 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.
Section 3.3 Assignment of Rights. All or any portion of the rights and obligations of the Purchaser under this Agreement may be transferred or assigned by the Purchaser in accordance with Section 2.10 hereof.
Section 3.4 Recapitalization (Exchanges, etc. Affecting the Common Units). The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of Crosstex or any successor or assign of Crosstex (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement.
Section 3.5 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.
Section 3.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
Section 3.7 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
Section 3.8 Governing Law, Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
Section 3.9 Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, AND AGREE TO CAUSE THEIR AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 3.10 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.
Section 3.11 Entire Agreement. This Agreement and the Purchase Agreement are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein or therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein with respect to the rights granted by Crosstex set forth herein or therein. This Agreement, the Purchase Agreement and the Non-Disclosure Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.
Section 3.12 Amendment. This Agreement may be amended only by means of a written amendment signed by Crosstex and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall adversely affect the rights of any Holder hereunder without the consent of such Holder.
Section 3.13 No Presumption. In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.
Section 3.14 Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Purchaser, Selling Holders, their respective permitted assignees and Crosstex shall have any obligation hereunder and that, notwithstanding that one or more of Crosstex and the Purchaser may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of Crosstex, the Purchaser, Selling Holders or their respective permitted assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise by incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of Crosstex, the Purchaser, Selling Holders or any of their respective assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of Crosstex, the Purchaser, Selling Holders or their respective permitted assignees under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any assignee of the Purchaser or a Selling Holder hereunder.
Section 3.15 Interpretation. Article and Section references in this Agreement are references to the corresponding Article and Section to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any determination, consent or approval is to be made or given by the Purchaser under this Agreement, such action shall be in the Purchaser’s sole discretion unless otherwise specified.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CROSSTEX ENERGY, L.P.

By: Crosstex Energy GP, L.P., its general partner

By: Crosstex Energy GP, LLC, its general partner

By:	/s/ Joe A. Davis

Name: Joe A. Davis
Title: Executive Vice President, General Counsel & Secretary
Signature Page to Registration Rights Agreement

GSO CROSSTEX HOLDINGS LLC, by its Members

BLACKSTONE / GSO CAPITAL SOLUTIONS FUND LP

By:	Blackstone / GSO Capital Solutions Associates LLC,
its General Partner

By:	/s/ George Fan

George Fan – Authorized Signatory

GSO CROSSTEX HOLDINGS (US) INC.

By:	/s/ Marisa Beeney

Marisa Beeney – Authorized Signatory
Signature Page to Registration Rights Agreement

Schedule A
Purchaser
GSO Crosstex Holdings LLC
Schedule A